Exhibit 10.1

FORM OF RESTRICTED STOCK UNIT AGREEMENT
[ ] GRANT

THIS AGREEMENT, dated as of [ ], (“Grant Date”) is between MasterCard Incorporated, a Delaware Corporation (“Company”), and you (“Employee”). Capitalized terms that are used but not defined in this Agreement have the meanings given to them in the 2006 Long Term Incentive Plan (“Plan”).
WHEREAS, the Company has established the Plan, the terms of which Plan, but not the standard terms and conditions of Section 9.4 of such Plan, are made a part hereof;
WHEREAS, the Human Resources Compensation Committee of the Board of Directors of the Company (“Committee”) has approved this grant under the terms of the Plan;
NOW, THEREFORE, the parties hereby agree as follows:
1.    Grant of Units.
Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby grants to you the number of Units reflected in your grant statement, the terms of which statement are incorporated as a part of this Agreement. The Units comprising this award will be recorded in an unfunded Units account in your name maintained on the books of the Company (“Account”). Each Unit represents the right to receive one share of the Company's $0.0001 par value Class A Common Stock (“Common Shares”) under the terms and conditions set forth below.
2.    Vesting Schedule.
(a)    Subject to (b) and (c) below, the interest of the Employee in the Units shall vest on [ ], conditioned upon the Employee's continued employment with the Company or an Affiliated Employer as of [ ].
(b)    In the event that the Employee's employment with the Company or an Affiliated Employer terminates by reason of the Employee's death following the Grant Date, 100 percent of the Employee's then unvested Units shall vest and be payable, as set forth in section 6(b). In the event the Employee's employment with the Company or an Affiliated Employer terminates due to Disability or Retirement six months or longer after the Grant Date, unvested Units shall continue to vest as if there had been no termination of employment and shall be paid as set forth in section 6(a). In the event Employee's employment with the Company or an Affiliated Employer terminates for any other reason, unvested Units shall be forfeited.
(c)    In the event that the Employee's employment with the Company or an Affiliated Employer, or successor thereto, is terminated (within the meaning of Code section 409A) without Cause or by the Employee with Good Reason, six months preceding or two years following a Change in Control, 100 percent of the Employee's then unvested Units shall vest upon the later of the Employee's termination date or the Change in Control and be payable in accordance with section 6(c).

3.    Transfer Restrictions.
The Units granted hereunder may not be sold, assigned, margined, transferred, encumbered, conveyed, gifted, hypothecated, pledged, or otherwise disposed of and may not be subject to lien, garnishment, attachment or other legal process, except as expressly permitted by the Plan.
4.    Stockholder Rights.
Prior to the time that Employee's Units vest and the Company has issued Common Shares relating to such Units, Employee will not be deemed to be the holder of, or have any of the rights of a holder with respect to, any Common Shares deliverable with respect to such Units. Specifically, and without limiting the foregoing, Employee shall not be entitled to dividends or dividend equivalents prior to being issued Common Shares.
5.    Changes in Stock.
In the event of any change in the number and kind of outstanding stock by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting the Common Shares (other than a dividend payable in Common Shares) the Company shall make an appropriate adjustment in the number and terms of the Units credited to the Employee's Account as provided in the Plan.
6.    Form and Timing of Payment.
(a)    The Company shall pay within 60 days of the [ ], vesting date set forth in section 2(a) above, a number of Common Shares equal to the aggregate number of vested Units credited to the Employee as of vesting.
(b)    In the event of vesting under section 2(b) above due to an Employee's death, payment shall be made within 60 days following death.
(c)    In the event of vesting under section 2(c) above due to termination in connection with a Change in Control, payment shall be made as follows: (i) in the event of termination prior to the Change in Control, within 90 days following the Change in Control; or (ii) in the event of termination after the Change in Control, on the first business day which is at least six months following the termination or at such later date permitted under Code section 409A.
7.    Compliance with Law.
No Common Shares will be delivered to Employee in accordance with section 6 above unless counsel for the Company is satisfied that such delivery will be in compliance with all applicable laws.
8.    Death of Employee.
In the event of the Employee's death, where the death results in vesting and payment of Units under section 2(b) above, payment shall be made to the Employee's estate or beneficiary.
9.    Taxes.
The Employee shall be liable for any and all taxes, including withholding taxes, arising out of this grant or the issuance of the Common Shares on vesting of Units hereunder. The Company is authorized to deduct from the total number of Common Shares Employee is to receive on settlement of the Units the total value equal to the amount necessary to satisfy any such withholding obligation at the minimum applicable withholding rate, or to obtain withholdings in any other method permitted by the Plan. To the extent necessary to meet any obligation to withhold Federal Insurance Contributions Act taxes before settlement of the Units, the Company is authorized to deduct those taxes from other current wages.
10.    Discretionary Nature of Plan.
Employee acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of Units under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Units, other types of grants under the Plan, or benefits in lieu of such grants in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of Units granted and vesting provisions.
11.    Consent to On-Line Grant and Acceptance.
Employee acknowledges and agrees that, as a term of this grant of Units, any grant, communication, or acceptance of such grant, if applicable, is permitted to be made and processed through the online system operated and maintained for this purpose. Employee further acknowledges and agrees that execution of any documents through such system shall have the same force and effect as if executed in writing.
12.    Section 409A.
To the extent the Company determines that this agreement is subject to Code section 409A, but does not conform with the requirements of Code section 409A the Company may at its sole discretion amend or replace the agreement to cause the agreement to comply with Code section 409A. The agreement shall be construed and administered consistent with Code section 409A or an exemption from Code section 409A.
13.    Miscellaneous.
(a)    All amounts credited to the Employee's Account under this Agreement shall continue for all purposes to be a part of the general assets of the Company. The Employee's interest in the Account shall make the Employee only a general, unsecured creditor of the Company.
(b)    The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.
(c)    Any notice required or permitted hereunder that is not covered by section 11 above, shall be given in writing and shall be deemed effectively given upon delivery to the Employee at the address then on file with the Company or upon delivery to the Company at 2000 Purchase Street, Purchase, New York 10577, Attn: Group Head, Global Rewards.
(d)    Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant the Employee any right to remain in the employ of the Company or an Affiliated Employer. Neither the Plan nor this Agreement shall interfere with the rights of the Company or an Affiliated Employer, as applicable, to terminate the employment of the Employee and/or take any personnel action affecting the Employee without regard to the effect which such action may have upon the Employee as a recipient or prospective recipient of any benefits under the Plan or this Agreement.

The value of the Units granted hereunder is an extraordinary item of compensation outside the scope of the Employee's employment contract, if any. As such, the Units granted hereunder are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.
(e)    This Agreement, along with the incorporated grant statement, an executed MasterCard LTIP Non-Competition Agreement, and any special provisions for Employee's country of residence or employment, as set forth in the applicable Addendum, constitutes the entire agreement of the parties with respect to the subject matter hereof.

By /s/_______________________________
Name:
Title:

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